Exhibit 10.107

XFONE

June 15, 2007

Ms. Barbara Andrews
President & CEO
NTS Holdings, Inc.
5307 W. Loop 289
Lubbock, TX 79414

Letter of Joint Venture

Dear Barbara:

Xfone, Inc. (“Xfone”) is pleased to submit this letter regarding a joint venture between NTS Holdings, Inc. and its affiliates and assigns (“Holdings”) and Xfone, Inc. and its affiliates and assigns (“Xfone”) (together the “Joint Venture”), with regards to Xfone acquiring 100% ownership of NTS Communications, Inc. and / or its affiliates and assigns (“NTS”) (the “Transaction”).  In addition, this letter summarizes the key employment terms between Xfone on the one hand and Barbara Andrews, Brad Worthington and Jerry Hoover (together “Senior Management”) on the other.  This Joint Venture shall terminate upon consummation of the Transaction.  NTS Communications and Xfone USA shall be merged or combined into a single entity (“US Operations”).

1.	Terms.

(a)
Holdings Participation in Free Cash Flow of US Operations.  As consideration for its participation in the Joint Venture, Holdings will receive 5% of the excess aggregate free cash flow (defined as cash flow from US Operations less capital expenditures of the US Operations less purchase price for any subsequent acquisitions in the U.S. combined with the US Operations) generated by the US Operations in perpetuity beginning at such time as Xfone has received a return on its invested capital equivalent to the purchase price for NTS plus a preferred annual return of 8% a year.  Amounts due to NTS Holdings shall be paid annually within 30 calendar days of the completion of prior year audited financial statements.

(b)
Employment.  Simultaneously with the execution of the Stock Purchase Agreement between Xfone and NTS, Xfone will enter into five year employment agreements (executed in conjunction with the Stock Purchase Agreement and effective on the date of the consummation of the Transaction) with each member of the Senior Management on such terms and conditions as would be negotiated and agreed by both parties, including mutually agreeable provisions regarding term, base and incentive compensation, confidentiality, assignment to the US Operations of intellectual property rights in past and future work product and restrictions on competition.  Xfone would also offer at will employment to many of NTS’ employees and would expect Senior Management to use its best efforts to assist Xfone to employ these employees.  Some of the specific terms that have already been agreed to with regards to such Employment include:

i.
The compensation for Senior Management under the employment agreement will be consistent with current remuneration.  Brad Worthington and Jerry Hoover however will receive a one-time 3% increase in their base salaries starting at the close of the Transaction;

ii.
At the close of the Transaction, each of the members of Senior Management will receive a one-time cash bonus equivalent to one year’s base salary with the exception of Barbara Andrews who will receive a $500,000 cash bonus;

iii.	Senior Management shall receive the following stock option plan (stock options shall be defined as the right to purchase Xfone, Inc. common stock):

1.
Barbara Andrews shall receive (i) 250,000 5-year options with a strike price of 10% above the average closing price for the prior ten trading days immediately prior to signing of the definitive Stock Purchase Agreement and (ii) upon serving 2 years under her employment contract, shall receive an additional 267,000 5-year options with a strike price of $5.00 per share.

2.
Brad Worthington shall receive (i) 400,000 5-year options with a strike price of 10% above the average closing price for the prior ten trading days immediately prior to signing of the definitive Stock Purchase Agreement and (ii) upon serving 2 years under his employment contract, shall receive an additional 267,000 5-year options with a strike price of $5.00 per share.

3.
Jerry Hoover shall receive (i) 400,000 5-year options with a strike price of 10% above the average closing price for the prior ten trading days immediately prior to signing of the definitive Stock Purchase Agreement and (ii) upon serving 2 years under his employment contract, shall receive an additional 267,000 5-year options with a strike price of $5.00 per share.

(c)
Xfone and Holdings will (i) cooperate with each other in good faith in the preparation, negotiation and execution of the Stock Purchase Agreement, related agreements and other necessary documentation, in making any required governmental filings and in obtaining all material consents from third parties; and (ii) use their best efforts to execute as soon as possible a Purchase Agreement and related agreements with respect to the Transaction and to obtain all material third-party consents.

2.   Expenses.  Holdings, on one hand and Xfone, on the other hand, shall bear their respective expenses, costs and fees (including attorneys and accountants) in connection with the Joint Venture contemplated hereby.

3.   Public Announcements.  Neither Holdings nor Xfone will make any announcement of the proposed Joint Venture or Transaction contemplated by this joint venture letter prior to the execution of the Purchase Agreement.  The foregoing shall not restrict in any respect Holdings or Xfone ability to communicate information concerning this Joint Venture letter and the transactions contemplated hereby to their respective affiliates’, officers, directors, employees and professional advisers, and, to the extent relevant, to third parties whose consent is required in connection with the transaction contemplated by this Joint Venture letter.

4.   Exclusive Negotiating Rights.  In order to induce Holdings and Xfone to commit the resources, forego other potential opportunities, and incur the legal, accounting and incidental expenses necessary properly to evaluate the Joint Venture, and to negotiate the terms of, and consummate, the Transaction contemplated hereby, Holdings and Xfone for a period of 2 years after the date hereof, their respective affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible acquisition of NTS by any party other than the Joint Venture, including, without limitation, by way of a purchase of shares, purchase of assets or merger, of all or any substantial part of NTS’s equity securities or assets, and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding NTS’s assets or business to any person other than the Joint Venture and its representatives.  Notwithstanding the foregoing, should the Joint Venture created hereby fail to consummate the transactions contemplated, Senior Management shall in the exercise of their present duties with NTS, be free to sell, offer to sell, negotiate and or propose the sale of NTS to an unaffiliated party.

5.   Other NTS Employees.  NTS key employees will also be eligible to participate in Xfone’s employee stock option plan and will be credited for seniority based on total time employed with NTS.

6.   Miscellaneous.  This letter shall be governed by the substantive laws of the State of New York without regard to conflict of law principles.  This letter constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written).  No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto.  This letter may be amended only by written agreement, signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter.  This letter shall be construed according to its fair meaning and not strictly for or against either party.

Please confirm your agreement with the foregoing by signing and returning a copy of this Letter to the undersigned.

Very truly yours,

Xfone, Inc.

By: _/s/ Guy Nissenson
Guy Nissenson
President & CEO

ACCEPTED AND AGREED TO AS
OF THE DATE OF THIS LETTER

NTS Holdings, Inc.

By:           /s/ Barbara Andrews
Barbara Andrews
President & CEO,

Senior Management

By:           /s/ Barbara Andrews
Barbara Andrews
Individually as a member of Senior Management

By:           /s/ Brad Worthington
Brad Worthington
Individually as a member of Senior Management

By:           /s/ Jerry Hoover
Jerry Hoover
Individually as a member of Senior Management